PRESS RELEASE

CONTACT:
Scott Eckstein
Financial Relations Board
212-827-3766

ZAIS FINANCIAL CORP. REPORTS SECOND QUARTER 2013 RESULTS

Red Bank, NJ – August 13, 2013 – ZAIS Financial Corp. (NYSE: ZFC) (“ZAIS Financial” or the “Company”) today reported financial results for the three months ended June 30, 2013. The quarter ended June 30, 2013 was the first full quarter in which the Company operated as a public mortgage REIT following its initial public offering (“IPO”) completed on February 13, 2013.

SECOND QUARTER 2013 AND RECENT HIGHLIGHTS

  Core Earnings (a non-GAAP financial measure as defined below) of $2.9 million, or $0.33 per weighted average share outstanding, for the three months ended June 30, 2013

    Additional roll income on to-be-announced (“TBA”) securities positions of $0.8 million, or $0.09 per share (1)

  GAAP net loss of $7.6 million, or $0.85 per weighted average share outstanding, which includes an unrealized loss on real estate securities of $15.6 million for the three months ended June 30, 2013

  Second quarter cash dividend of $0.45 per share of the Company's common stock and operating partnership unit (“OP unit”) was paid on July 23, 2013

  Residential mortgage loan portfolio as of June 30, 2013, with an unpaid principal balance of $151.1 million and a fair value of $120.8 million

    During the three months ended June 30, 2013, acquired mortgage loans with a principal balance of $134.5 million

    Acquired an additional loan portfolio with an unpaid principal balance of $167.8 million on July 25, 2013

  $444.5 million fair value of residential mortgage-backed securities (“RMBS”) as of June 30, 2013, consisting of:

    $270.0 million non-Agency RMBS

    $174.5 million Agency RMBS

  Book value per share of common stock and OP unit of $19.95 as of June 30, 2013

  2.55x effective leverage ratio as of June 30, 2013 (which includes $62.8 million in fair value as of June 30, 2013, of Agency RMBS exposure acquired through contracts to acquire TBA securities)

(1)

Roll income is the estimated net interest income earned on TBA positions via dollar roll transactions, and is recognized in gain/(loss) on derivative instruments in the consolidated statement of operations.

“Our second quarter results demonstrate the considerable progress we have made since our February IPO in implementing our portfolio strategy, while at the same time navigating the challenging market conditions resulting from the recent volatility in interest rates. We continued to execute on our whole loan strategy in the third quarter, expanding our residential mortgage loan portfolio to over $318.9 million in unpaid principal balance, including our most recently completed loan purchase on July 25,” said Michael Szymanski, President and Chief Executive Officer of ZAIS Financial. “These purchases have moved us much closer to our long-term asset allocation target of 50% to 60% with respect to whole loans, and we expect to reach that target in the current quarter. We are still seeing steady improvement in the housing market and whole loan supply continues to rise, offering us many attractive potential investment opportunities.”

SECOND QUARTER 2013 RESULTS

ZAIS Financial reported a GAAP net loss for the three months ended June 30, 2013 of $7.6 million, or $0.85 per weighted average share outstanding compared with net income of $3.3 million, or $1.10 per weighted average share outstanding for the three months ended June 30, 2012. The decrease was primarily related to an unrealized loss on real estate securities of $15.6 million. For the three months ended June 30, 2013, the Company reported Core Earnings, (which excludes changes in unrealized and realized gains and losses on real estate securities and mortgage loans and gains and losses on derivative instruments), of $2.9 million, or $0.33 per weighted average share and OP unit outstanding compared with Core Earnings of $1.2 million, or $0.40 per weighted average share and OP unit outstanding for the quarter ended June 30, 2012. Core Earnings is a non-GAAP financial measure. Additionally, the Company earned roll income on its Agency TBA positions of $0.8 million, or $0.09 per share.

The Company had 7,970,886 and 2,071,096 shares of common stock outstanding as of June 30, 2013 and December 31, 2012, respectively.

The June 30, 2013, book value of $19.95 per share of common stock and OP unit decreased from the March 31, 2013, book value per share and OP unit of $21.50. After adjusting for the Company’s first quarter dividend, which was declared and paid in the second quarter, the Company’s book value declined by 6.2% in the second quarter primarily due to unrealized losses on Agency and non-Agency RMBS.

The Company earned interest income of $5.9 million for the three months ended June 30, 2013, compared with $2.3 million of interest income for the three months ended June 30, 2012. The increase in interest income was due to an increase in the Company’s average RMBS portfolio, which increased interest income by $3.0 million, and the addition of the Company’s mortgage loan portfolio, which increased interest income by $0.9 million, partially offset by a decline in the Company’s average RMBS portfolio yield, which decreased interest income by $0.3 million. The Company incurred interest expense of $1.2 million for this period, compared with $0.4 million for the three months ended June 30, 2012. The increase in interest expense was primarily due to an increase in borrowings from repurchase agreements.

As of June 30, 2013, the weighted average net interest spread between the yield on the Company’s assets and the cost of funds, including the impact of interest rate hedging, was 1.21% for the Company’s Agency RMBS, 4.46% for the Company’s non-Agency RMBS and 3.84% for the Company’s mortgage loans. As of June 30, 2012, the weighted average net interest spread between the yield on the Company’s assets and the cost of funds, including the impact of interest rate hedging, was 2.60% for the Company’s Agency RMBS and 4.72% for the Company’s non-Agency RMBS.

The Company incurred expenses of $1.8 million for the three months ended June 30, 2013, compared with $0.7 million for the three months ended June 30, 2012. The increase in expenses was primarily due to increases in advisory fees and general and administrative expenses. Advisory fees increased $0.5 million due to an increase in stockholders’ equity as a result of the February 2013 IPO. General and administrative expenses increased $0.7 million due to mortgage loan transaction costs, insurance expense, additional public company expenses, and independent directors’ fees.

As of June 30, 2013, the Company had fully deployed the IPO proceeds but it was not fully invested in its long-term target assets and was not fully leveraged during the quarter to the extent contemplated by its long-term business plan. Consequently, the Company’s results for this quarterly period are not indicative of the results expected to be achieved once the Company is fully invested in its long-term target assets and leveraged to the extent contemplated by its long-term business plan.

PORTFOLIO SUMMARY

As of June 30, 2013, the Company held a diversified portfolio of RMBS with a fair value of $444.5 million. The RMBS portfolio consisted primarily of senior tranches of non-Agency RMBS that were originally highly rated but subsequently downgraded, and Agency RMBS collateralized by either fixed rate loans or adjustable rate loans. As of June 30, 2013, the company held residential mortgage loans with an aggregate unpaid principal balance of $151.1 million and a fair value of $120.8 million. The Company also held at June 30, 2013, contracts to purchase TBA securities, which had a net notional value of $62.0 million. TBA securities are forward contracts for the purchase of Agency RMBS at a predetermined price with a stated coupon, face amount and maturity at an agreed upon future date.

During the three months ended June 30, 2013, the Company acquired Agency RMBS with a principal balance of $48.2 million for $50.4 million and non-Agency RMBS with a principal balance of $108.7 million (including an interest-only strip from RMBS with a notional amount of $91.6 million) for $18.1 million. During the same period, the Company sold Agency RMBS with a principal balance of $45.2 million for $47.1 million. The Company did not sell any non-Agency RMBS during this period. The fair values of the Company’s Agency RMBS and non-Agency RMBS at June 30, 2013 were $174.5 million and $270.0 million, respectively. Also during the three months ended June 30, 2013, the Company acquired mortgage loans with a principal balance of $134.5 million. In the same time period, the Company did not sell any mortgage loans. On July 25, 2013, the Company acquired a residential mortgage loan portfolio with an unpaid principal balance of approximately $167.8 million, utilizing approximately $98.7 million of its loan repurchase financing facility with Citibank, N.A. (the "Loan Repurchase Facility") to fund a portion of the purchase price. Under the Loan Repurchase Facility, the Company may sell, and later repurchase trust certificates representing interests in residential mortgage loans in an aggregate principal amount of up to $250 million, $150 million of which was committed.

The three-month average and the six-month average Constant Prepayment Rates (“CPR”) for the periods ended June 30, 2013, of the Company’s Agency RMBS were 4.56% and 6.67%, respectively. For the Company’s non-Agency RMBS, the three-month average and six-month average CPR for the periods ended June 30, 2013, were 18.09% and 14.43%, respectively. The non-Agency RMBS CPR includes both voluntary and involuntary prepayments.

LEVERAGE AND HEDGING ACTIVITIES

As of June 30, 2013, the Company had an effective leverage ratio of 2.55x which includes $62.8 million in fair value of Agency RMBS exposure acquired through contracts to acquire TBA securities. The Company had an aggregate of $397.6 million in borrowings outstanding as of June 30, 2013, under four RMBS master repurchase agreements and under the Loan Repurchase Facility. These agreements are secured by a portion of the Company’s Agency RMBS, non-Agency RMBS and mortgage loans and bear interest at rates that have historically moved in close relationship to LIBOR.

As of June 30, 2013, the Company had outstanding interest rate swap agreements designed to mitigate the effects of increases in interest rates on a portion of its repurchase agreements. These swap agreements provide for the Company to pay fixed interest rates and receive floating interest rates indexed to LIBOR, effectively fixing the floating interest rates on $225.7 million of borrowings under its repurchase agreements as of June 30, 2013.

COMMON STOCK DIVIDEND

On June 25, 2013, the Company announced that its Board of Directors declared a cash dividend of $0.45 per share of the Company's common stock and OP unit for the three months ended June 30, 2013. The dividend was paid on July 23, 2013, to stockholders and OP unit holders of record as of the close of business on July 9, 2013.

The Company’s current policy is to pay quarterly distributions which, on an annual basis, will equal all or substantially all of its net taxable income. Taxable and GAAP earnings will typically differ due to differences in premium amortization and discount accretion, certain non-taxable unrealized and realized gains and losses, and non-deductible general and administrative expenses.

INVESTOR CONFERENCE CALL

Management will host a conference call today, August 13, 2013, at 10:00 a.m. eastern time to review the Company’s financial results. The number to call for this interactive teleconference is (480) 629-9692.

A replay of the conference call will be available through Tuesday August 20, 2013, by dialing (303) 590-3030 and entering the confirmation number, 4632980.

The live broadcast of the ZAIS Financial Corp. quarterly conference call will also be available online at the Company's website, www.zaisfinancial.com on Tuesday August 13, 2013, beginning at 10:00 a.m. eastern time. The online replay will follow shortly after the call and will be available for approximately one year.

SECOND QUARTER INVESTOR PRESENTATION

The Company’s Second Quarter Investor Presentation – June 30, 2013, is available on the Company’s website at www.zaisfinancial.com. To access the presentation, select the Q2 2013 Earnings Presentation link on the “Investor Relations” page on the Company’s website.

USE OF NON-GAAP FINANCIAL INFORMATION

In addition to the results presented in accordance with generally accepted accounting principles (“GAAP”), this press release includes certain non-GAAP financial information, including Core Earnings. Core Earnings is a non-GAAP measure that the Company defines as GAAP net income, excluding changes in unrealized gains or losses on real estate securities and mortgage loans, realized gains or losses on real estate securities and mortgage loans, gains or losses on derivative instruments, and certain non-recurring adjustments.

The Company believes that providing investors with this non-GAAP financial information, in addition to the related GAAP measures, gives investors greater transparency to the information used by management in its financial and operational decision-making. However, because Core Earnings is an incomplete measure of the Company's financial performance and involves differences from net income computed in accordance with GAAP, it should be considered along with, but not as an alternative to, the Company's net income computed in accordance with GAAP as a measure of the Company's financial performance. In addition, because not all companies use identical calculations, the Company’s presentation of Core Earnings may not be comparable to other similarly-titled measures of other companies.

The following table reconciles net income computed in accordance with GAAP with Core Earnings:

ZAIS FINANCIAL CORP. AND SUBSIDIARIES
RECONCILIATION OF GAAP NET INCOME TO CORE EARNINGS

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net (loss) / income - GAAP	$(7,568,877)	$3,328,015	$(5,595,182)	$9,561,168
Recurring adjustments for non-core earnings:
Change in unrealized loss / (gain) on real estate securities	15,642,642	(2,903,133)	14,739,365	(9,392,927)
Change in unrealized (gain) on mortgage loans	(1,596,197)	-	(1,567,291)	-
Realized loss / (gain) on real estate securities	246,055	(109,183)	246,055	1,951,862
Realized (gain) on mortgage loans	(66,244)	-	(66,244)	-
(Gain) / loss on derivative instruments	(3,698,381)	897,767	(3,979,525)	755,952

Core Earnings - non-GAAP	$2,958,998	$1,213,466	$3,777,178	$2,876,055

Core Earnings - per weighted average share outstanding - non-GAAP	$0.33	$0.40	$0.50	$0.95

ZAIS FINANCIAL CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(Expressed in United States Dollars)
	June 30, 2013	December 31, 2012
Assets	(unaudited)
Cash	$21,174,544	$19,061,110
Restricted cash	12,545,944	3,768,151
Real estate securities, at fair value - $364,386,699 and $133,538,998 pledged as collateral, respectively	444,536,696	170,671,683
Mortgage loans, at fair value - $120,517,248 and $ - pledged as collateral, respectively	120,783,425	-
Derivative assets, at fair value	7,169,531	-
Other assets	1,648,040	1,345,665
Receivable for real estate securities sold	-	6,801,398
Total assets	$607,858,180	$201,648,007
Liabilities
Repurchase agreements	$308,497,415	$116,080,467
Loan repurchase facility	89,112,325	-
Payable for real estate securities purchased	20,607,149	6,195,767
Derivative liabilities, at fair value	5,069,472	1,144,744
Dividends payable	4,004,010	-
Accounts payable and other liabilities	2,609,191	1,820,581
Accrued interest payable	436,893	74,966
Common stock repurchase liability	-	11,190,687
Total liabilities	430,336,455	136,507,212

Stockholders’ equity
12.5% Series A cumulative non-voting preferred stock, $0.0001 par value; 50,000,000
shares authorized; zero shares and 133 shares issued and outstanding, respectively	-	-
Common stock $0.0001 par value; 500,000,000 shares authorized;
7,970,886 shares issued and 7,970,886 shares outstanding, and
2,586,131 shares issued and 2,071,096 shares outstanding, respectively	798	207
Additional paid-in capital	164,207,617	39,759,770
(Accumulated deficit) / retained earnings	(5,179,730)	5,281,941
Total ZAIS Financial Corp. stockholders' equity	159,028,685	45,041,918
Non-controlling interests in operating partnership	18,493,040	20,098,877
Total stockholders' equity	177,521,725	65,140,795
Total liabilities and stockholders' equity	$607,858,180	$201,648,007

ZAIS FINANCIAL CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

(Expressed in United States Dollars)
	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Interest income
Real estate securities	$5,031,558	$2,278,821	$8,438,685	$5,039,871
Mortgage loans	903,953	-	932,859	-
Total interest income	5,935,511	2,278,821	9,371,544	5,039,871

Interest expense
Repurchase agreements	867,484	378,407	1,381,519	667,147
Loan repurchase facility	289,296	-	289,296	-
Total interest expense	1,156,780	378,407	1,670,815	667,147
Net interest income	4,778,731	1,900,414	7,700,729	4,372,724

Other gains / (losses)
Change in unrealized (loss) / gain on real estate securities	(15,642,642)	2,903,133	(14,739,365)	9,392,927
Change in unrealized gain on mortgage loans	1,596,197	-	1,567,291	-
Realized (loss) / gain on real estate securities	(246,055)	109,183	(246,055)	(1,951,862)
Realized gain on mortgage loans	66,244	-	66,244	-
Gain / (loss) on derivative instruments	3,698,381	(897,767)	3,979,525	(755,952)
Total other gains / (losses)	(10,527,875)	2,114,549	(9,372,360)	6,685,113

Expenses
Professional fees	231,389	398,325	1,492,573	943,436
Advisory fee - related party	704,687	245,283	1,193,072	472,578
Loan servicing fees	114,534	-	114,534	-
General and administrative expenses	769,123	43,340	1,123,372	80,655
Total expenses	1,819,733	686,948	3,923,551	1,496,669
Net (loss) / income	(7,568,877)	3,328,015	(5,595,182)	9,561,168
Net (loss) / income allocated to non-controlling interests	(788,476)	-	(489,382)	-
Preferred dividends	-	4,157	15,379	7,574
Net (loss) / income attributable to ZAIS Financial Corp.
common stockholders	$(6,780,401)	$3,323,858	$(5,121,179)	$9,553,594
Net (loss) / income per share applicable to common
stockholders - basic and diluted	$(.85)	$1.10	$(.78)	$3.16
Weighted average number of shares of common stock:
Basic	7,970,886	3,022,617	6,564,284	3,022,617
Diluted	8,897,800	3,022,617	7,491,198	3,022,617

The following table sets forth certain information regarding the Company's RMBS as of June 30, 2013:

	Current	Premium	Amortized	Gross Unrealized (1)		Fair	Weighted Average
	Principal Balance	(Discount)	Cost	Gains	Losses	Value	Coupon	Yield (2)
Real estate securities
Agency RMBS
30-year adjustable rate
mortgage	$2,531,514	$269,463	$2,800,977	$-	$(209,094)	$2,591,883	2.80%	2.28%
30-year fixed rate mortgage	170,265,662	7,140,749	177,406,411	678,522	(6,174,710)	171,910,223	3.43	3.14
Non-Agency RMBS
Alternative - A (3)	211,822,035	(100,256,547)	111,565,488	3,418,507	(2,917,214)	112,066,781	4.95	6.41
Pay option adjustable rate	36,308,960	(7,839,404)	28,469,556	114,962	(904,455)	27,680,063	0.84	6.15
Prime	106,386,157	(12,568,896)	93,817,261	5,053,935	(1,107,625)	97,763,571	5.41	6.51
Subprime	46,587,884	(13,204,279)	33,383,605	538,207	(1,397,637)	32,524,175	0.65	6.98
Total RMBS	$573,902,212	$(126,458,914)	$447,443,298	$9,804,133	$(12,710,735)	$444,536,696	3.88%	5.17%

(1)	The Company has elected the fair value option pursuant to ASC 825 for its real estate securities. The Company recorded net change in unrealized (loss) / gain on its real estate securities of a loss of $15.6 million and a gain of $2.9 million for the three months ended June 30, 2013 and 2012, respectively, and a loss of $14.7 million and a gain of $9.4 million for the six months ended June 30, 2013 and 2012, respectively, as change in unrealized (loss) / gain on real estate securities in the consolidated statements of operations.
(2)	Unleveraged yield.
(3)	Alternative – A RMBS includes an interest-only strip with a notional balance of $80.0 million.

The following table presents information about the Company's interest rate swaps as of June 30, 2013:

		Weighted Average	Weighted Average	Weighted Average
Maturity	Notional Amount	Pay Rate	Receive Rate	Years to Maturity
2016	$12,102,000	1.20%	0.27%	3.2
2017	11,050,000	1.28	0.28	3.8
2018	38,000,000	1.54	0.28	4.9
2021	9,448,000	2.16	0.27	8.2
2023	155,125,000	2.05	0.27	9.7
Total/Weighted average	$225,725,000	1.88%	0.27%	8.2

ABOUT ZAIS FINANCIAL CORP.

ZAIS Financial Corp. is a real estate investment trust (“REIT”) which invests in, finances and manages a diversified portfolio of residential mortgage assets, other real estate-related securities and financial assets. The Company is externally managed and advised by ZAIS REIT Management, LLC, a subsidiary of ZAIS Group, LLC. Additional information can be found on the Company's website at www.zaisfinancial.com.

This press release contains statements that constitute "forward-looking statements," as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are intended to be covered by the safe harbor provided by the same. These statements are based on management's current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements; the Company can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from the Company's expectations include, but are not limited to, availability of suitable investment opportunities; changes in interest rates; changes in the yield curve; changes in prepayment rates; the availability and terms of financing; general economic conditions; market conditions; conditions in the market for mortgage-related investments; legislative and regulatory changes that could adversely affect the business of the Company; and other factors, including those set forth in the Risk Factors section of the Company's Annual Report on Form 10-K for the year ended December 31, 2012 and other reports filed by the Company with the Securities and Exchange Commission (the “SEC”), copies of which are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.